Exhibit 99.1

Confidential	Board Draft

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES RECORD THIRD QUARTER 2007 RESULTS

•                  Record third quarter EPS of $0.81; up 33 percent year over year

•                  Record third quarter sales of $514 million, up 10 percent year over year

•                  Operating income increases more than 25 percent to $81 million

•                  Operating margin of 15.8 percent

•                  Orders of $482 million, up 25 percent year over year

Hickory, NC — (October 30, 2007) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, today announced record third quarter results for the period ended September 30, 2007.

For the third quarter of 2007, CommScope reported sales of $513.6 million and net income of $60.3 million, or $0.81 per diluted share. For the third quarter of 2006, CommScope reported sales of $466.1 million and net income of $43.6 million, or $0.61 per diluted share. The reported net income for the third quarter of 2006 included after-tax charges of $1.9 million related to restructuring costs. Excluding this special item, adjusted third quarter 2006 earnings were $45.5 million, or $0.64 per diluted share.

“We are pleased to deliver another strong quarter as all of our operating segments continue to benefit from the global demand for bandwidth,” said CommScope Chairman and Chief Executive Officer, Frank M. Drendel. “We believe that video, data intensive applications, mobility and dynamic websites create an ongoing need for infrastructure solutions for communication networks. With our acquisition of Andrew Corporation on track to be completed by the end of this year, we believe that CommScope, as a global leader in ‘last mile’ infrastructure solutions, will be solidly positioned to continue to benefit from these long-term trends,” Drendel added.

Sales Overview

Sales for the third quarter of 2007 increased 10.2 percent year over year, primarily driven by increased volume in all three segments, with particular strength in the Carrier segment.

	Third	Second	Third
	Quarter	Quarter	Quarter	% Change
($ in millions)	2007	2007	2006	YOY	Sequential

Enterprise	$240.4	$239.4	$237.7	1.1%	0.4%
Broadband	161.2	163.4	143.8	12.1%	-1.3%
Carrier	112.3	116.7	85.0	32.1%	-3.8%
Inter-segment eliminations	(0.3)	(0.4)	(0.4)

Total CommScope Net Sales	$513.6	$519.1	$466.1	10.2%	-1.1%

Enterprise segment sales rose 1.1 percent year over year to $240.4 million, primarily due to higher sales volume. Enterprise revenues grew slightly year over year despite unusually strong third quarter 2006 sales. Sales in the third quarter of 2006 had been positively affected by a particularly strong backlog coming into the year-ago quarter. This backlog resulted from longer lead times associated with the company’s global manufacturing initiatives and volatile raw material costs.

CommScope announced price increases on selected Enterprise cable and apparatus late in the third quarter of 2007 in response to higher costs. The company expects limited revenue and gross margin benefit from these price increases during the fourth quarter of 2007.

Broadband segment sales rose 12.1 percent year over year to $161.2 million, primarily due to higher sales volumes, particularly in the Central and Latin American region, and the positive impact of the Signal Vision, Inc. acquisition, which closed on May 1, 2007. Competition between domestic Multiple System Operators (MSOs) and domestic wireline carriers continues to drive investment by MSOs in their networks.

Carrier segment sales increased 32.1 percent year over year to $112.3 million. These robust sales result from strong growth in all Carrier product areas. CommScope’s Integrated Cabinet Solutions (ICS) increased as large domestic wireline carriers continue to deploy electronics deeper in their networks to offer higher bandwidth broadband and video services. Strong international sales growth of CommScope’s Extremeflex® smooth wall aluminum cables to major wireless carriers also drove Carrier performance.

Total international sales for the third quarter of 2007 rose 19.0 percent year over year to $168.5 million, or approximately 32.8 percent of total company sales.

External orders booked in the third quarter of 2007 were $482.3 million, up 25.4 percent from the year-ago quarter.

Andrew Acquisition

On June 27, 2007, CommScope and Andrew Corporation (NASDAQ: ANDW ) announced a definitive agreement, unanimously approved by both companies’ respective Boards of Directors, under which CommScope will acquire all of the outstanding shares of Andrew for $15.00 per share, at least 90 percent in cash. The combined company will be a global leader in infrastructure solutions for communications networks, including structured cabling solutions for the business enterprise; broadband cable and apparatus for cable television applications; and antenna and cable products, base station subsystems, coverage and capacity systems, and network solutions for wireless applications.

“As we approach the closing of the Andrew acquisition, we are increasingly excited about the prospects of combining our talented work forces and extensive portfolios of ‘last mile’ solutions,” Mr. Drendel stated. “We continue to believe that cost reductions, growth opportunities and other synergies inherent in this combination will drive increased value for our stockholders. We have been working with our colleagues at Andrew on integration planning and we believe that once this transaction is completed, we will be well-prepared to begin integrating our two industry leading organizations.”

The total transaction value is approximately $2.6 billion, based on Andrew’s estimated 176 million shares outstanding on a fully diluted basis, which includes shares associated with Andrew’s existing convertible notes. CommScope expects to fund the cash portion of the purchase price through a combination of new credit facilities and available cash on hand. CommScope has obtained customary fully underwritten debt financing commitment letters from Bank of America and Wachovia Bank, N.A. (and their respective affiliates). The transaction is not conditioned on receipt of financing by CommScope.

The transaction is subject to completion of customary closing conditions, including effectiveness of a registration statement on Form S-4, approval by Andrew’s stockholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable laws or regulations. As previously announced, on August 16, 2007, CommScope and Andrew received requests for additional information from the Antitrust division of the U.S. Department of Justice (DOJ). CommScope and Andrew have been cooperating fully with the DOJ. The companies continue to expect to close the transaction before the end of 2007.

Other Third Quarter Highlights

•                  As part of CommScope’s continued cost management initiatives, a vacant 400,000 square foot warehouse along with 22 acres in Omaha, Nebraska and a vacant 150,000 square foot manufacturing facility in Scottsboro, Alabama were sold for approximately $11 million.

•                  CommScope and Axis Communications announced an alliance to provide converged security solutions for intelligent buildings. CommScope believes combining the strengths of its global leadership in Enterprise infrastructure with Axis Communications’ unique expertise and global leadership in IP-based video surveillance should help deliver customers exceptional intelligent building solutions.

•                  CommScope’s Carrier segment extended its product portfolio through several product introductions, including the new quieter 52 Universal Cabinet Series designed for residential applications and the 30EC Modular Battery Cabinet designed as a reserve power storage system capable of using multiple vendors’ batteries, which supports increased DSL capacity in previously deployed systems.

•                  Gross margin for the third quarter of 2007 was 31.0 percent, up approximately 100 basis points year over year. The gross margin improvement was primarily due to higher sales levels and a more favorable mix.

•                  SG&A expense for the third quarter of 2007 was $69.4 million or 13.5 percent of sales, compared to $62.8 million or 13.5 percent of sales in the year-ago quarter. SG&A expense grew primarily due to higher sales levels and spending to support and expand global sales initiatives.

•                  Third quarter 2007 results include $2.7 million of pretax equity-based compensation expense in accordance with SFAS No. 123(R).

•                  Operating income for the third quarter of 2007 increased 25 percent year over year to $81.4 million, or 15.8 percent of sales. In the year-ago quarter, operating income was

$64.9 million, or 13.9 percent of sales. Excluding restructuring costs in the year ago quarter, operating income would have been $67.9 million, or 14.6 percent of sales.

•                  Total depreciation and amortization expense was $12.4 million for the third quarter of 2007.

•                  Net cash provided by operating activities in the third quarter of 2007 was $80.7 million. Capital spending in the quarter was $7.0 million.

Outlook

CommScope management provided the following guidance for the fourth quarter, calendar year 2007 and calendar year 2008 without giving effect to the proposed acquisition of Andrew.

Fourth Quarter and Calendar Year 2007

For the fourth quarter of 2007, revenue is expected to be $420-$440 million, up approximately 7 percent to 12 percent year over year, and operating income should rise by 20 percent to 40 percent year over year, based on the expected operating margin of 11.0 percent to 12.0 percent, excluding special items.

“Consistent with historical patterns, we expect lower sequential sales as we move into the seasonally slower fourth quarter,” stated CommScope Executive Vice President and Chief Financial Officer, Jearld Leonhardt. “Again this year, we expect lower sales of ICS products in the fourth quarter to be followed by a robust recovery in the first quarter of 2008.”

Based on the fourth quarter 2007 financial guidance, sales for calendar year 2007 are expected to be approximately $1.89 - $1.91 billion, up approximately 16 percent to 17 percent year over year. Operating margin for calendar year 2007 is estimated to be 14.75 percent to 15.0 percent, excluding special items. Calendar year 2007 capital spending is expected to be approximately $24 - $27 million.

The company’s previous calendar year 2007 guidance was sales of $1.90 - $1.94 billion and operating margin of 15.25 percent to 15.50 percent, excluding special items.

Calendar Year 2008

For calendar year 2008, CommScope expects modest sales and operating income growth assuming relative stability in the business environment and raw material costs. The company intends to provide calendar-year 2008 guidance after it closes the Andrew transaction and completes its planning for the combined business. Excluding intangible amortization, transition and any other nonrecurring items, and including synergies, the company expects the transaction with Andrew to be accretive to its 2008 results.

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EDT to discuss third quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate on the conference call, domestic and international callers should dial (212) 231-2901. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will be available through a link on the “Events/Presentations” tab of the Investor Relations section of CommScope’s website at www.commscope.com.

If you are unable to participate on the call and would like to hear a replay, you may dial (800) 633-8284. International callers should dial (402) 977-9140 for the replay. The replay ID is 21352735 and it will be available through Tuesday, November 6. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed business combination between CommScope and Andrew and the anticipated consequences and benefits of such transaction, and other financial and operational items relating to CommScope and Andrew. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” “should,” “confident” and “scheduled” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope or Andrew. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Andrew’s stockholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Andrew’s operations with CommScope could be materially delayed or may be more costly or difficult than expected; the proposed transaction may not be consummated; legal proceedings may be commenced by or against CommScope or Andrew. Relevant risks and uncertainties generally applicable to CommScope and Andrew include, but are not limited to: changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; customer demand for products and the ability to maintain existing business alliances with key customers or distributors; concentration of sales among a limited number of customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand for products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov, and Andrew’s filings with the SEC, which are available on Andrew’s website or at www.sec.gov. In providing forward-looking statements, neither CommScope nor Andrew intends, and neither undertakes any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Relations:	Media Relations:
Phil Armstrong	Matthew Sherman / Jeremy Jacobs
CommScope	Joele Frank, Wilkinson Brimmer Katcher
Telephone: (828) 323-4848	Telephone: (212) 355-4449
Email: phil.armstrong@commscope.com	email: msherman@joelefrank.com / jjacobs@joelefrank.com

Additional Information

In connection with the proposed merger, CommScope filed a registration statement with the SEC on Form S-4 (File No. 333-145398) containing a preliminary proxy statement/prospectus and CommScope and Andrew expect to mail a definitive proxy statement/prospectus to Andrew’s stockholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY.

The registration statement and the proxy statement/prospectus contain important information about CommScope, Andrew, the merger, and related matters. Investors and security holders may obtain free copies of these documents through the web site maintained by the SEC at www.sec.gov. In addition to the registration statement and the proxy statement/prospectus, CommScope and Andrew file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Printed copies of these documents can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from either CommScope’s or Andrew’s Investor Relations Department:

Investor Relations	Investor Relations
CommScope, Inc.	Andrew Corporation
1100 CommScope Place, SE	3 Westbrook Corporate Center
P.O. Box 339	Suite 900
Hickory, North Carolina 28602 U.S.A.	Westchester, Illinois 60154 U.S.A.
Phone: (828) 324-2200	Phone: (800) 232-6767 or (708) 236-6616
Fax: (828) 982-1708	Fax: (708) 492-3774
E-mail: investor.relations@commscope.com	E-mail: investor.relations@andrew.com

CommScope, Andrew and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Andrew stockholders in connection with the proposed transaction. Information about CommScope’s directors and executive officers and their ownership of CommScope common stock is set forth in the definitive proxy statement for CommScope’s 2007 annual meeting of stockholders, as filed by CommScope with the SEC on Schedule 14A on March 16, 2007. Information about Andrew’s directors and executive officers and their ownership of Andrew common stock is set forth in the definitive proxy statement for Andrew’s 2007 annual meeting of stockholders, as filed by Andrew with the SEC on Schedule 14A on December 29, 2006. Other information regarding the participants in the proxy solicitation is contained in the proxy statement/prospectus and other relevant materials filed with the SEC when they become available.

###

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$513,608	$466,100	$1,468,204	$1,230,235
Operating costs and expenses:
Cost of sales	354,324	326,287	1,014,382	897,135
Selling, general and administrative	69,416	62,799	196,659	175,229
Research and development	8,288	9,151	24,610	24,821
Restructuring costs	215	3,011	1,113	10,764
Total operating costs and expenses	432,243	401,248	1,236,764	1,107,949
Operating income	81,365	64,852	231,440	122,286
Other income (expense), net	2,824	207	2,542	872
Interest expense	(1,665)	(2,110)	(5,339)	(6,082)
Interest income	5,962	3,145	16,248	7,541
Income before income taxes and gain on OFS BrightWave note receivable	88,486	66,094	244,891	124,617
Income tax expense before income tax provision on gain on OFS BrightWave note receivable	(28,213)	(22,504)	(77,634)	(40,279)
Income before gain on OFS BrightWave note receivable	60,273	43,590	167,257	84,338
Gain on OFS BrightWave note receivable, net of tax of $11,175	—	—	—	18,625
Net income	$60,273	$43,590	$167,257	$102,963

Net income per share:
Basic	$0.98	$0.74	$2.74	$1.77
Assuming dilution (a)	$0.81	$0.61	$2.26	$1.45

Weighted average shares outstanding:
Basic	61,661	59,166	61,105	58,146
Assuming dilution (a)	74,978	72,662	74,500	71,917

(a) Calculation of net income per share, assuming dilution:
Net income (basic)	$60,273	$43,590	$167,257	$102,963
Convertible debt add-back (b)	629	629	1,887	1,887
Numerator (assuming dilution)	$60,902	$44,219	$169,144	$104,850

Weighted average shares (basic)	61,661	59,166	61,105	58,146
Dilutive effect of:
Stock options (c)	1,294	1,823	1,435	2,136
Phantom stock, restricted stock and performance units	529	179	466	141
Convertible debt (b)	11,494	11,494	11,494	11,494
Denominator (assuming dilution)	74,978	72,662	74,500	71,917

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company’s Form 10-K for the year ended December 31, 2004.

(c)  No options to purchase common shares were excluded from the computation of net income per share, assuming dilution, for the three and nine months ended September 30, 2007. Options to purchase approximately 0.6 million and 1.9 million common shares were excluded from the computation of net income per share, assuming dilution, for the three and nine months ended September 30, 2006, respectively, because they would have been antidilutive.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	September 30,	December 31,
	2007	2006
Assets

Cash and cash equivalents	$333,316	$276,042
Short-term investments	238,575	151,868
Total cash, cash equivalents and short-term investments	571,891	427,910

Accounts receivable, less allowance for doubtful accounts of $14,558 and $13,461, respectively	257,564	186,824
Inventories, net	190,288	153,596
Prepaid expenses and other current assets	18,982	14,914
Deferred income taxes	27,361	24,556
Total current assets	1,066,086	807,800

Property, plant and equipment, net	222,707	242,012
Goodwill	154,454	151,378
Other intangibles, net	68,184	63,967
Deferred income taxes	18,470	15,493
Other assets	20,316	21,823

Total Assets	$1,550,217	$1,302,473

Liabilities and Stockholders’ Equity

Accounts payable	$84,391	$74,927
Other accrued liabilities	114,754	95,316
Current portion of long-term debt	11,550	13,000
Total current liabilities	210,695	183,243

Long-term debt	250,000	271,100
Pension and postretirement benefit liabilities	89,272	89,995
Other noncurrent liabilities	33,154	19,031
Total Liabilities	583,121	563,369

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at September 30, 2007 and December 31, 2006	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 71,882,441 at September 30, 2007 and 69,934,533 at December 31, 2006; Issued and outstanding shares: 61,682,441 at September 30, 2007 and 59,734,533 at December 31, 2006	719	699
Additional paid-in capital	591,043	532,344
Retained earnings	508,023	346,821
Accumulated other comprehensive income	12,846	4,775
Treasury stock, at cost: 10,200,000 shares at September 30, 2007 and December 31, 2006	(145,535)	(145,535)
Total Stockholders’ Equity	967,096	739,104

Total Liabilities and Stockholders’ Equity	$1,550,217	$1,302,473

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Nine Months Ended
	September 30,
	2007	2006

Operating Activities:
Net income	$167,257	$102,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,285	41,858
Equity-based compensation	7,747	3,384
Deferred income taxes	(10,096)	9,967
Gain on OFS BrightWave note receivable	—	(29,800)
Changes in assets and liabilities	(63,680)	(96,904)
Net cash provided by operating activities	138,513	31,468

Investing Activities:
Additions to property, plant and equipment	(18,284)	(22,625)
Proceeds from OFS BrightWave note receivable	—	29,800
Net purchases of short-term investments	(86,707)	(10,022)
Proceeds from disposal of fixed assets	10,957	4,599
Cash paid for acquisitions	(16,976)	(13,810)
Net cash used in investing activities	(111,010)	(12,058)

Financing Activities:
Principal payments on long-term debt	(22,550)	(9,950)
Proceeds from the issuance of shares under equity-based compensation plans	34,667	48,969
Tax benefit from the issuance of shares under equity-based compensation plans	16,305	15,857
Net cash provided by financing activities	28,422	54,876

Effect of exchange rate changes on cash	1,349	775

Change in cash and cash equivalents	57,274	75,061
Cash and cash equivalents, beginning of period	276,042	146,549
Cash and cash equivalents, end of period	$333,316	$221,610

CommScope, Inc.

Sales and Operating Income by Reportable Segment

(Unaudited — In millions)

	Three Months Ended
	September 30,
	2007	2006
Net Sales:
Enterprise	$240.4	$237.7
Broadband	161.2	143.8
Carrier	112.3	85.0
Inter-segment eliminations	(0.3)	(0.4)
Consolidated Net Sales	$513.6	$466.1

Operating Income:
Enterprise	$42.5	$40.9
Broadband	17.0	12.8
Carrier	21.9	11.2
Consolidated Operating Income	$81.4	$64.9

	Nine Months Ended
	September 30,
	2007	2006
Net Sales:
Enterprise	$680.6	$614.9
Broadband	472.7	406.2
Carrier	316.2	210.7
Inter-segment eliminations	(1.3)	(1.6)
Consolidated Net Sales	$1,468.2	$1,230.2

Operating Income:
Enterprise	$119.8	$76.1
Broadband	58.8	25.3
Carrier	52.8	20.9
Consolidated Operating Income	$231.4	$122.3